As filed with the Securities and Exchange Commission on September 28, 2005
Registration No. 333-106279
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

MPOWER HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	52-2232143
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

175 Sully’s Trail, Suite 300
Pittsford, New York 14534
(Address of principal executive offices) (zip code)

Mpower Holding Corporation Stock Option Plan I
Mpower Holding Corporation Stock Option Plan II
(Full title of the plan)

Russell I. Zuckerman, Esq.
175 Sully’s Trail, Suite 300
Pittsford, New York 14534
(Name and address of agent for service)
(585) 218-6550
(telephone number including area code, of agent for service)

Copies to:

Robert B. Goldberg, Esq.
Ellis, Funk, Goldberg, Labovitz & Dokson, P.C.
3490 Piedmont Road, N.E., Suite 400
Atlanta, Georgia 30305
(404) 233-2800

EXPLANATORY STATEMENT

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8, Registration No. 333-106279 (the “Registration Statement”), is being filed to deregister certain shares of common stock, par value $0.001 per share (the “Common Stock”), of Mpower Holding Corporation (the “Company”) that were registered for issuance pursuant to the Mpower Holding Corporation Stock Option Plan I and Mpower Holding Corporation Stock Option Plan II (the “Option Plans”). The Registration Statement registered 7,158,848 shares of Common Stock issuable under Mpower Holding Corporation Stock Option Plan I and 7,500,000 shares of Common Stock issuable under Mpower Holding Corporation Stock Option Plan II. As no further options may be granted under the Option Plans, only those options outstanding or previously exercised will result in shares issued under this Registration Statement and the remaining shares registered may be deregistered. The Registration Statement is hereby amended to deregister 23,865 unissued shares of Common Stock under Mpower Holding Corporation Stock Option Plan I and 2,437,089 unissued shares of Common Stock under Mpower Holding Corporation Stock Option Plan II.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Pittsford, State of New York on the 28th day of September, 2005.

MPOWER HOLDING CORPORATION

Date: September 28, 2005	By:	/s/ Rolla P. Huff
Rolla P. Huff
Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 28th day of September, 2005.

* /s/ Rolla P. Huff	*
Rolla P. Huff	Michael E. Cahr
Attorney-in-fact Chief Executive Officer and Chairman of the Board of Directors	Attorney-in-fact Director

Anthony J. Cassara	Peter H.O. Claudy
Director	Director

*	*
Andrew D. Lipman	Robert M. Pomeroy
Attorney-in-fact Director	Attorney-in-fact Director

*	*
Michael M. Earley	Richard L. Shorten, Jr.
Attorney-in-fact Director	Attorney-in-fact Director

*	/s/ Russell I. Zuckerman
S. Gregory Clevenger	Russell I. Zuckerman
Attorney-in-fact Executive Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	Senior Vice President, General Counsel and Corporate Secretary

Date: September 28, 2005	*By:	/s/ Russell I. Zuckerman
Russell I. Zuckerman
Attorney-in-fact